Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

September 15, 2008

Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

Re:	Tyson Foods, Inc. - 23,000,000 Shares of Class A Common Stock and $517,500,000 Principal Amount of 3.25% Convertible Senior Notes due 2013

Ladies and Gentlemen:

We are acting as counsel for Tyson Foods, Inc., a Delaware corporation (the “Company”), in connection with the issuance of and sale by the Company of up to 23,000,000 shares of the Company’s Class A Common Stock, par value $0.10 per share (the “Shares”), and $517,500,000 aggregate principal amount of the Company’s 3.25% Convertible Senior Notes due 2013 (the “Convertible Notes”) pursuant to the prospectus supplements dated September 9, 2008 (the “Prospectus Supplements”) supplementing the prospectus dated September 4, 2008 (the “Base Prospectus”) that forms part of the Post-Effective Amendment No. 1, dated September 4, 2008 (the “Post-Effective Amendment”), which amends the Company’s Registration Statement on Form S-3 (File No. 333-132434) (as amended by the Post-Effective Amendment, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). As noted below, certain of the Convertible Notes have been, and additional Convertible Notes may be, issued under an Indenture dated as of June 1, 1995 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of September 15, 2008 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) relating to the Convertible Notes.

We have examined (i) the Base Prospectus and the Prospectus Supplements, (ii) the Registration Statement, (iii) the Indenture, (iv) the Convertible Notes in global form, (v) the executed Underwriting Agreements, each dated September 9, 2008 (the “Underwriting Agreements”), among the Company and the several underwriters named therein relating to the Shares and the Convertible Notes, respectively, (vii) certain resolutions of the Board of Directors of the Company adopted on September 3, 2008, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the execution and delivery of the Underwriting Agreements and the sale of the Shares and the Convertible Notes and (viii) certain resolutions of the Offering Committee of the

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Tyson Foods, Inc.

September 15, 2008

Board of Directors of the Company adopted on September 9, 2008, as certified by the Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the sale of the Shares and the Convertible Notes (the “Offering Committee Resolutions”). We have also examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions set forth below.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.	The issuance and sale of 20,000,000 of the Shares covered by the Registration Statement has been duly authorized and each such Share has been validly issued and fully paid and is nonassessable.

2.	The issuance and sale of 3,000,000 of the Shares covered by the Registration Statement in connection with any exercise of the over-allotment option granted to the underwriters pursuant to the applicable Underwriting Agreement has been duly authorized, and each such Share will be validly issued, fully paid and nonassessable when certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor as contemplated by such Underwriting Agreement.

3.	The $450,000,000 principal amount of the Convertible Notes which have been issued under the Indenture constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

4.	The $67,500,000 principal amount of the Convertible Notes which may be issued under the Indenture in connection with any exercise of the over-allotment option granted to the underwriters pursuant to the applicable Underwriting Agreement will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or

Tyson Foods, Inc.

September 15, 2008

other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when such Convertible Notes shall have been duly executed by the Company and authenticated by the Trustee, as provided in the Indenture and the resolutions of the Company’s Board of Directors, and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor as contemplated by such Underwriting Agreement.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Shares and the Convertible Notes pursuant to the respective over-allotment options: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; (ii) the Indenture will not have been modified or amended; and (iii) the Certificate of Incorporation and By-laws of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

This opinion letter is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Securities.

We hereby consent to the filing of this opinion letter as an Exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules or regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Sidley Austin LLP